Exhibit 4.6
THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERENCED AND REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM IN ACCORDANCE WITH THE PROVISIONS OF THE INDENTURE AND THE TERMS OF THIS NOTE, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE TO NOMINEES OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE. TRANSFER OF A PORTION OF THIS NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE.
UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF DTC TO TAKEDA U.S. FINANCING, INC. (THE “ISSUER”) OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TAKEDA U.S. FINANCING, INC.
5.200% Senior Notes due 2035

No. [ ]	Principal Amount $[ ]
CUSIP No. 87406BAA0
ISIN US87406BAA08
Common Code 301241755
Takeda U.S. Financing, Inc. (the “Issuer”), for value received, hereby promises to pay to Cede & Co., or registered assigns, the principal amount set forth above on July 7, 2035, and to pay interest thereon from July 7, 2025 or from the most recent Interest Payment Date to which interest has been paid or made available for payment, semi-annually in arrears on each Interest Payment Date commencing on January 7, 2026, at the rate of 5.200% per annum, together with such Additional Amounts (if any) as may be payable under this Note, until the principal hereof is paid or made available for payment. Interest on this Note will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months. This Note will be the Issuer’s direct, unsecured and unsubordinated general obligation and will have the same rank in liquidation as all of the Issuer’s other unsecured and unsubordinated debt.
In any case in which any date for payment of principal or interest (or Additional Amounts, if any) falls on a day that is not a Business Day, then payment of principal or interest (or Additional Amounts, if any) need not be made on such date but may be made on the next succeeding Business Day. Any payment made pursuant to the preceding sentence on such next succeeding Business Day shall have the same force and effect as if made on the due date, and no interest shall accrue with respect to such payment for the period after such date.
“Interest Payment Date” means each January 7 and July 7 during the term of this Note.
“Business Day” means a day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banking institutions are authorized or required by law, regulation or executive order to be closed in The City of New York, London or Tokyo.
Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, and such provisions shall for all purposes have the same effect as though fully set forth in this place.

Takeda Pharmaceutical Company Limited (the “Guarantor”, which term includes any successor thereto under the indenture referred to in this Note (the “Indenture”)), pursuant to the terms of the Guarantee contained in Article XI of the Indenture, has guaranteed all amounts due by the Issuer to each Holder of the principal of, any premium and interest on, and any Additional Amounts (as defined in the Indenture) with respect to, such Note, when and as the same shall become due and payable in accordance with the terms of such Note and the Indenture. In case of the failure of the Issuer to make any required payment of such principal, premium, interest or Additional Amounts, the Guarantor has agreed to cause any such payment to be made when and as the same shall become due and payable, whether at maturity, upon acceleration, redemption, repayment or otherwise, and as if such payment were made by the Issuer.
The obligations of the Guarantor to the holder of this Note and to the Trustee pursuant to the Guarantee and the Indenture are expressly set forth in Article XI of the Indenture, and reference is hereby made to such Article and the Indenture for the precise terms of the Guarantee.
The Guarantee will be the Guarantor’s direct, unsecured and unsubordinated general obligation and will have the same rank in liquidation as all of the Guarantor’s other unsecured and unsubordinated debt.

This Note shall not be valid or obligatory for any purpose until it shall have been manually signed by the Trustee for authentication.
IN WITNESS WHEREOF, the Issuer has caused this instrument to be duly executed.

TAKEDA U.S. FINANCING, INC.

By:
	Name:	Max Heuer
	Title:	Assistant Secretary
[2035 Global Note]

This is one of the Notes referred to
in the within-mentioned Indenture:
Dated:                           , 2025
THE BANK OF NEW YORK MELLON,
as Trustee
By ________________________________________
Authorized Signatory
[2035 Global Note]

REVERSE OF NOTE
1.    The principal amount of this Note shall be paid on any redemption date, in immediately available funds in The City of New York upon surrender of the Note at the office designated herein or pursuant hereto of The Bank of New York Mellon, as trustee (The Bank of New York Mellon or any duly appointed successor trustee acting in such capacity herein referred to as the “Trustee”), pursuant to an Indenture (such agreement, as it may be amended from time to time, the “Indenture”), dated as of July 2, 2025, among Takeda U.S. Financing, Inc. (the “Issuer”), Takeda Pharmaceutical Company Limited (the “Guarantor”), The Bank of New York Mellon, London Branch, The Bank of New York Mellon SA/NV, Luxembourg Branch, and the Trustee. The office of the Trustee at which such payment shall be made is the corporate trust office located at 240 Greenwich Street, New York, NY 10286, USA or at such other address in The City of New York as the Trustee shall specify (the “Corporate Trust Office”) by notice to the Holder (as defined in the Indenture). Terms used herein not otherwise defined shall have the meaning ascribed to such term in the Indenture.
Payment of the principal of, and interest (including Additional Amounts, if applicable) on, this Note shall be made by wire transfer in immediately available funds to a bank account in the United States designated by the Holder in a written notice received by the Trustee (a) in the case of a payment of interest, prior to the Record Date (as defined below) immediately preceding the date on which such payment is due and (b) in the case of payment of principal on any redemption date, no less than 30 days and no more than 60 days prior to such redemption date, provided that in the case of such payment of principal, this Note shall have been surrendered to the Trustee for payment together with such notice. No interest shall accrue on this Note after redemption; provided, however, that, to the extent permitted by applicable law, interest shall accrue, at the rate at which interest accrues on the principal of this Note, on any amount of principal not paid when due upon surrender of this Note to the Trustee. “Record Date” means, with respect to an Interest Payment Date, the day ten Business Days preceding such Interest Payment Date.
2.    Payments of principal of and interest (including Additional Amounts, if applicable) on this Note shall be made in United States dollars or in such other coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts. Until the date on which the Notes shall have been delivered to the Trustee for cancellation, or become due and payable and a sum sufficient to pay the principal of and interest (including Additional Amounts, if applicable) on all of the Notes shall have been made available for payment and either paid or returned to the Issuer as provided herein and in the Indenture (such date being referred to herein as the “Termination Date”), the Issuer will at all times maintain an office or agency in the Borough of Manhattan, The City of New York, where Notes may be presented or surrendered for payment.
3.    This Note is transferable in whole or in part and may be exchanged for a like aggregate principal amount of Notes of other authorized denominations by the Holder in person, or by his attorney duly authorized in writing, at the Corporate Trust Office in The City of New York, where the Trustee shall maintain a register providing for the registration of the Notes and any exchange or transfer thereof (the “Note Register”). Upon surrender of this Note for exchange or registration of transfer, the Issuer shall execute and the Trustee shall authenticate and deliver in exchange therefor a Note or Notes, each in a denomination of $200,000 or an integral multiple of $1,000 in excess thereof, which has or have an aggregate denomination equal to the denomination of this Note and is or are registered in such name or names requested by the Holder. Any Note presented for exchange or registration of transfer shall be accompanied by a written instrument of transfer in form and with guarantee of signature and evidence of authority satisfactory to the Trustee and with payment by the transferor of any stamp or other tax or governmental charge payable in connection with such transfer (or evidence that such tax or charge has been paid) and with such tax identification number or other information for each person in whose name a new Note is to be issued as the Trustee may request to comply with applicable law. No exchange or registration of transfer of this Note shall be made on or after the date upon which a notice of redemption of this Note is transmitted to the Holder.
Notwithstanding any other provision of this Note or the Indenture to the contrary, this Note, if in global form (a Note in such form being referred to herein as a “Global Note”), shall be exchangeable pursuant to this Note and the Indenture only if: (i) DTC (the “Depositary”) notifies the Issuer and the Guarantor that it is unwilling or unable to continue as depositary for a Global Note or has ceased to be qualified to act as such as required by the Indenture or (ii) there shall have occurred and be continuing an Event of Default (as defined in the Indenture) with respect to the Notes. Upon the occurrence of any such event, this Note shall be exchangeable for definitive Notes, as provided in the Indenture. Notwithstanding any other provision of this Note, a Global Note may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC. In the event and for so long as definitive Notes are not issued to any owner of a beneficial interest in this Global Note after the occurrence of one of the events set forth above, the Issuer expressly acknowledges, with respect to the right of a Holder to pursue a remedy pursuant to Section 4.7 or Section 4.8 of the Indenture, the right of such owner to pursue such remedy with respect to the portion of this Global Note that represents such owner’s Notes as if such definitive Notes had been issued.
No service charge shall be made for any such exchange or registration of transfer, but the Issuer may charge the party requesting any such exchange or registration of transfer a sum sufficient to reimburse it for any tax or other governmental charge required to be paid in connection with such exchange or registration.
All Notes issued upon any exchange or registration of transfer of this Note shall be the valid obligations of the Issuer, evidencing the same debt, and entitled to the same benefits, as this Note.
Except in the circumstances referred to in the second paragraph of this Section 3, the Issuer, the Guarantor and the Trustee may treat the Holder as the absolute owner of this Note for the purpose of receiving payments of principal of and interest (including, Additional Amounts) on this Note and for all other purposes whatsoever, and the Issuer, the Guarantor and the Trustee shall not be affected by any notice to the contrary.

4.    Except as provided in Sections 6, 7 and 8 of this Note, this Note is not redeemable or subject to payment at the option of the Issuer prior to July 7, 2035.
5.    The obligation to pay Additional Amounts with respect to any taxes, duties, assessments and other governmental charges shall not apply to (A) any estate, inheritance, gift, sales, transfer, personal property or any similar tax, duty, assessment, fee or other governmental charge or (B) any tax, duty, assessment, fee or other governmental charge which is payable otherwise than by withholding or deduction from payments of principal or interest on this Note or the Guarantee; provided that, except as otherwise set forth in this Note and in the Indenture, the Issuer will pay all stamp, court or documentary taxes or any excise or property taxes, charges or similar levies and other duties, if any, which may be imposed by a Tax Jurisdiction (as defined in the Indenture) or any political subdivision or any taxing authority thereof or therein, with respect to the Indenture or as a consequence of the initial issuance, execution, delivery, registration or enforcement of the Notes and the Guarantee.
References to principal or interest in respect of this Note shall be deemed to include any Additional Amounts due which may be payable as set forth in this Note and the Indenture.
6.    This Note may be redeemed at the option of the Issuer, in whole or in part, at any time and from time to time prior to April 7, 2035 (the date that is six (6) months before maturity) (the “Par Call Date”) upon notice thereof given by the Issuer in accordance with the Indenture, at a redemption price (expressed as a percentage of the principal amount and rounded to three decimal places) equal to the greater of (i) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the Redemption Date (assuming this Note matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points less (b) interest accrued to the Redemption Date, and (ii) 100% of the principal amount of this Note to be redeemed plus, in either case, accrued and unpaid interest thereon to, but excluding, the Redemption Date and Additional Amounts, if any.
On or after the Par Call Date, this Note may be redeemed at the option of the Issuer, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of this Note being redeemed plus accrued and unpaid interest thereon to, but excluding, the Redemption Date and Additional Amounts, if any.
Unless the Issuer defaults in payment of the redemption price, on and after the Redemption Date interest will cease to accrue on this Note or portions thereof called for redemption.
“Treasury Rate” means, with respect to any Redemption Date, the yield determined by the Issuer in accordance with the following two paragraphs.
The Treasury Rate shall be determined by the Issuer after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third Business Day preceding the

Redemption Date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily) - H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the Issuer shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the Redemption Date to the Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life – and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the Redemption Date.
If on the third Business Day preceding the Redemption Date H.15 TCM is no longer published, the Issuer shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second Business Day preceding such Redemption Date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, the Issuer shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Issuer shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.
The Issuer’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.
7.    In the case of a partial redemption, selection of the Notes for redemption will be made pro rata or by lot as directed by the Issuer. No Notes of a principal amount of $200,000 or less will be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption that relates to the Note will state the portion of the principal amount of the Note to be redeemed. A new Note in a principal amount equal to the unredeemed portion of the Note will be issued in the name of the Holder of the Note upon surrender for cancellation of the original Note. For so long as the Notes are held by DTC, the redemption of the Notes shall be done in accordance with the policies and procedures of the Depositary. This Note may be redeemed at any time at the option and sole discretion of the Issuer in whole, but not in part, subject to compliance with applicable regulatory requirements, and upon giving not less than 30 nor more than 60 days’ notice of redemption to the Trustee and the Holders (which notice shall be irrevocable) at the principal amount of this Note together with interest accrued to the date fixed for redemption and any Additional Amounts hereon, if the Issuer has been or will be obliged to pay any Additional Amounts as a result of (a) any change in, or amendment to, the laws or regulations of a Tax Jurisdiction, or any change in application or official interpretation of such laws or regulations, which change or amendment becomes effective on or after the date of the issuance of this Note or (b) after the completion of any Succession Event, any change in, or amendment to, the laws or regulations of the jurisdiction of the Successor Person or any political subdivision or any authority thereof or therein having power to tax, or any change in application or official interpretation of such laws or regulations, which change or amendment becomes effective on or after the date of such Succession Event, and in either case such obligation cannot be avoided by the Issuer or the Successor Person through the taking of reasonable measures available to the Issuer or the Successor Person, as the case may be (an “Additional Amounts Event”). No notice of redemption for an Additional Amounts Event pursuant to this Section 7 shall be given sooner than 90 days prior to the earliest date on which the Issuer would actually be obliged to pay such Additional Amounts on payments with respect to this Note.
Prior to the publication of any notice of redemption pursuant to this Section 7, the Issuer shall deliver to the Trustee (i) a certificate signed by an Authorized Officer stating that the conditions precedent to its right to so redeem have been fulfilled and (ii) an opinion of independent legal advisors of recognized standing confirming that an Additional Amounts Event has occurred. The Trustee shall accept such opinion as sufficient evidence of the satisfaction of the conditions precedent described above, in which event it shall be conclusive and binding on the Holders.
8.    In the case of any redemption of this Note as provided in Section 6 or 7 of this Note, notice of redemption of this Note shall be transmitted to the Holder at its address as it shall then appear in the Note Register. If by reason of any cause, it shall be impracticable to give notice to the Holder in the manner prescribed herein, then such notification in lieu thereof as shall be made by the Issuer or by the Trustee on behalf of and at the instruction of the Issuer shall constitute sufficient provision of such notice, if such notification shall, so far as may be practicable, approximate the terms and conditions of the notice in lieu of which it is given. Neither the failure to give notice nor any defect in any notice of redemption given to the Holder of any other Note shall affect the sufficiency of any notice with respect to this Note. Notice of redemption of this Note having been so given, this Note shall become due and payable on the redemption date so specified and such dates shall be deemed the maturity date of this Note.

9.    The Issuer shall, on or before each due date of the principal of or interest on this Note, pay to the Trustee, who shall hold the same in trust for the benefit of the person entitled thereto, a sum sufficient to pay the principal or interest so becoming due until such sum shall be paid to such person or otherwise disposed of as herein provided. Any money held by the Trustee in trust for the payment of the principal of or interest on this Note and remaining unclaimed for two years after such principal or interest has become due and payable and paid to the Trustee shall be discharged from such trust, and repaid to the Issuer or the Guarantor, as the case may be, and all liability of the Trustee with respect to such money shall cease.
10.    If this Note shall at any time become mutilated, destroyed, stolen or lost, then, provided that this Note, or evidence of the destruction, theft or loss hereof (together with the indemnity hereinafter referred to and such other documents or proof as may be required hereunder) shall be delivered to the Trustee, a replacement Note of like tenor and principal amount shall be authenticated and delivered by the Trustee, in exchange for this Note, in the case of mutilation, or in lieu of this Note, in the case of destruction, loss or theft, and provided further that, if this Note is destroyed, stolen or lost, (i) neither the Issuer nor the Trustee shall have received notice that this Note has been acquired by a bona fide purchaser, and (ii) the Trustee shall have received (a) satisfactory evidence (as so deemed by the Trustee in its absolute discretion) that this Note was destroyed, stolen or lost, and (b) an indemnity for the benefit of the Issuer and the Trustee satisfactory to each of them. All expenses and charges associated with procuring such indemnity shall be borne by the Holder of this Note.
As provided in the Indenture, every new Note issued in exchange for or in lieu of any mutilated, destroyed, stolen or lost Note shall constitute an original additional contractual obligation of the Issuer, whether or not the mutilated, destroyed, stolen or lost Note shall be at any time enforceable by anyone, and shall be entitled to the benefits of the Indenture equally and proportionately with any and all other Notes duly issued thereunder. Any such new Note shall be so dated that neither gain nor loss of interest shall result from such replacement. Upon the issuance of any such new Note, the Issuer may require the payment of a sum sufficient to cover any stamp or other tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Trustee) connected therewith.
11.    All notices to the Issuer under this Note shall be in writing and addressed to the Issuer, care of the Guarantor, at 1-1, Nihonbashi-Honcho 2-Chome, Chuo-ku, Tokyo 103-8668, Japan, Attention: Global Treasury, Email: soichi.kato@takeda.com, Facsimile no.: +813-3278-2198, or to such other address as the Issuer may notify to the Holder. All notices to the Guarantor under this Note shall be in writing and addressed to the Guarantor at 1-1, Nihonbashi-Honcho 2-Chome, Chuo-ku, Tokyo 103-8668, Japan, Attention: Global Treasury, Email: soichi.kato@takeda.com, Facsimile no.: +813-3278-2198, or to such other address as the Guarantor may notify to the Holder. All notices to the Holder shall be in writing and sent by mail or emailed, in PDF format to the Holder at his or its address as set forth in the Note Register.
12.    This Note is one of the 5.200% Senior Notes due 2035 (collectively, the “Notes” and, individually, a “Note”) issued by the Issuer and fully and unconditionally guaranteed by the Guarantor in accordance with the Indenture, copies of which are on file and available for inspection at the Corporate Trust Office. Under the terms of the Indenture, the Issuer may remove any Trustee and appoint a new Trustee. The Issuer shall notify, or cause the Trustee to notify, the Holders of Notes of the appointment of any Trustee.
The Notes are issuable only as fully registered Notes without coupons in denominations of $200,000 or integral multiples of $1,000 in excess thereof.
13.    Article VIII of the Indenture, which provides for amendments to the Indenture and the Notes, is hereby incorporated mutatis mutandis by reference herein.
14.    Subject to the authentication of this Note by the Trustee, the Issuer hereby certifies and declares that all acts, conditions and things required to be done and performed and to have happened precedent to the creation and issuance of this Note, and to constitute the same a legal, valid and binding obligation of the Issuer, enforceable in accordance with its terms, have been done and performed and have happened in due and strict compliance with all applicable law.
15.    Claims for payment of principal in respect of this Note shall be prescribed upon the expiry of 6 years from any redemption date and claims for payment of interest (if any) in respect of this Note shall be prescribed upon the expiry of 5 years from the due date hereof.
This Note shall be governed by and construed in accordance with the laws of the State of New York.